Scottish Re Group Limited Transaction Presentation Call Script
                                November 27, 2006



Operator
--------

Good morning ladies and gentlemen, and welcome to Scottish Re Group Limited's Transaction Presentation regarding our recently announced investment by MassMutual Capital and Cerberus. Today's listen-only call will be accompanied by a slide presentation, which is available on the homepage of Scottish Re's website: www.scottishre.com


Before we begin today's presentation, let me remind all listeners that certain statements included in today's presentation are "forward-looking statements" within the meaning of the federal securities laws. The management of Scottish Re Group Limited cautions that forward-looking statements are not guarantees, and actual results could differ materially from those expressed or implied in the forward-looking statements. Investors are directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.


It is now my pleasure to introduce Mr. Paul Goldean, Chief Executive Officer of Scottish Re Group Limited, and Mr. Dean Miller, the Company's Chief Financial Officer. Mr. Goldean, you may begin.


Paul Goldean:
------------

Thank you and good morning everyone.


By now, I am certain that all of you have reviewed the press release issued by Scottish Re early this morning announcing the transaction entered into by the Company whereby MassMutual Capital Partners, LLC, a member of the Mass Mutual Financial Group, and affiliates of Cerberus Capital Management, L.P., a


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leading private investment firm, will each invest $300 million into the Company resulting in a new equity investment totaling $600 million.


The purpose of this call is to present additional details regarding this transaction and provide some additional updates regarding other Company activities, including the status of our bank credit facility and our ability to repay the $115 million 4.5% convertible notes, which can be put to the Company on December 6, 2006.


On the homepage of the Scottish Re website, www.scottishre.com, a presentation is available in PDF format on the top left hand corner of the page under the title MassMutual Capital/Cerberus Transaction Presentation. We kindly ask you to refer to these presentation slides as we provide additional details regarding the transaction announced today.


An executive summary of the transaction is provided on Page 3 of the presentation. As previously stated, MassMutual Capital and Cerberus, which we will refer to as the "New Investors," will be investing a total of $600 million into Scottish Re. Under the terms of the Securities Purchase Agreement, the New Investors will purchase a total of 1 million newly issued Convertible Preferred Shares. These Convertible Preferred Shares may be converted, at any time, into 150 million ordinary shares of Scottish Re. At the time of closing, the investment will represent a 68.8% ordinary share ownership on a fully diluted basis at an implied price of $4 per ordinary share. This agreement provides the New Investors majority control of the Board.


Other important aspects of the transaction include a commitment by the New Investors to provide Scottish Re a $100 million bridge facility to ensure liquidity through closing. In addition, the New Investors have received a commitment for a long-term, $500 million XXX financing facility that will fully fund our 2005 and 2006 new business production, which has not yet been permanently collateralized. This facility is sufficient to cover financing requirements three


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years beyond peak needs. In addition, the MassMutual Capital/Cerberus transaction has the support of other important constituents including HSBC, ING, The Cypress Group and others. Finally, The Cypress Group, our largest shareholder, has approved the transaction and executed a voting agreement with the New Investors.


Turning to Page 4. MassMutual Capital and Cerberus consider Scottish Re to be a long-term investment with the objective for Scottish Re to operate profitably with sustainable operations, liquidity and capital. The equity injection will remain as permanent capital even if the New Investors decide to sell their shares. However, it should be noted that the new investors are under no pressure to monetize their investments.


In short, this transaction ends the financial uncertainty that has surrounded our Company since our strategic alternative process was announced. In addition to stabilizing the Company, this agreement will provide sufficient capital and liquidity to support our near-term requirements and to fund future growth.


I will now turn the call over to Dean Miller to provide additional insight into the transaction. Dean?





Dean Miller:
-----------

Thank you, Paul. Turning to Pages 5 & 6, let me provide some additional background on both MassMutual Capital and Cerberus.


MassMutual Capital Partners LLC is a limited liability company created by Massachusetts Mutual Life Insurance Company to focus on strategically investing in business opportunities as a means of optimizing the value of the enterprise on behalf of MassMutual and other investors. MassMutual Financial


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Group and its affiliates have more than 13 million clients and over $395 billion in assets under management at year end 2005. Founded in 1851, MassMutual is a mutually owned financial protection, accumulation and income management company headquartered in Springfield, Massachusetts. Major affiliates include Babson Capital Management, Baring Asset Management, Oppenheimer Funds and Cornerstone Real Estate Advisers LLC. The firm is very highly rated, with the S&P rating of AAA, Moody's Aa1, Fitch AAA and A.M. Best of A++.


Cerberus Capital Management, L.P. is one of the world's leading private investment firms with approximately $22 billion under management in funds and accounts. Cerberus specializes in providing both financial resources and operational expertise to help transform undervalued companies into industry leaders for long-term success and value creation. This slide includes a list of Cerberus' representative investments in the financial services sector.


We are proud to be partnering with such strong and respected institutions.


Now let me turn to some of the key investment terms in the transaction included on Page 7 of the presentation.


     1. Scottish Re will provide 1 million newly issued Convertible Preferred Shares to MassMutual Capital and Cerberus. These shares can be converted into 150 million Ordinary Shares at any time, representing a 68.8% Ordinary Share ownership stake in Scottish Re on a fully diluted basis at the time of the investment.

     2. The Convertible Preferred Shares will rank senior to Ordinary Shares of Scottish Re, and subordinate to all other existing securities that rank senior to the Ordinary Shares, such as the existing Perpetual Preferred Shares.


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     3.   Dividends on the Convertible Preferred Shares will accrete from the issuance date at a rate of 7.25%. Dividend accretion may only be paid in the case of a sale or liquidation and will not change the conversion rate. MassMutual Capital and Cerberus will have no right to cash dividends except to the extent a cash dividend is also distributed to the holders of the Ordinary Shares.

     4. Preferred shares will be automatically converted into Ordinary Shares 9 years from their date of issuance. The New Investors have the option to convert at any date prior to the date of mandatory conversion.

     5. As holders of the Convertible Preferred Shares, MassMutual Capital and Cerberus will have the same voting rights as holders of Ordinary Shares of Scottish Re, on an "as converted basis."

     6. MassMutual Capital and Cerberus are entitled to appoint two-thirds of Scottish Re's board. Initially, there will be eleven directors on Scottish Re's board, of which the New Investors will appoint six, including three directors chosen by MassMutual Capital and three chosen by Cerberus. Also, in addition to the Chief Executive Officer, MassMutual Capital and Cerberus will nominate three independent directors and a designee of The Cypress Group. The Cypress Group is a New York-based private equity firm and a major Scottish Re shareholder.

     7. The transaction close is subject to approval by the holders of 66 2/3% of Scottish Re's outstanding ordinary shares entitled to vote at the special meeting, customary closing conditions and regulatory approvals.



Paul is now going to talk about how the transaction impacts the Scottish Re shareholders, Paul?


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Paul Goldean:
------------

The Board of Directors fully recognizes the implied valuation per ordinary share is below our current market price and also below many investors' expectations. We do not intend to discuss in detail, at this time, the many reasons the transaction announced today was accepted and unanimously approved by the Company's Board, including our largest shareholder; nor will we comment on the price paid by our new investors. A full explanation of the auction process and detailed answers to these questions will be provided in the Proxy that will be distributed to all shareholders within approximately 45 days. Let me, however, give you a high-level view on some of the contributing factors that led to the agreed upon terms:


:

     o First, the value of Scottish Re, and similar reinsurance companies, is based on actuarial analysis that includes numerous assumptions such as lapse rates, mortality rates and investment returns. The value of the Company is sensitive to each of these assumptions, as well as the risk discount rate that is used.

     o Auction participants had access to our liquidity analysis and were fully aware of the liquidity requirements demanded by the business in the near and long term. Not all participants were prepared or had the financial resources to support the long-term capital requirements of a growing life reinsurance company.

     o Due to Scottish Re's tight liquidity and the negative impact of ratings downgrades, the Company was under increasing pressure to complete a sale or a substantial capital infusion in order to meet capital requirements to sustain the business going forward.


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     o    Rating agency downgrades suspended meaningful new business, which would have continued to erode our Company's franchise value if a successful resolution wasn't reached in the near term. Further downgrades were probable unless a deal was consummated. This resulted in additional financial pressure on the Company, making it unlikely that Scottish Re would obtain much-needed liquidity. These factors required Scottish Re to take immediate action to complete a transaction of a size that would end financial uncertainty and quickly restore confidence in the company.



Turning to Page 8, the transaction announced today provides significant benefits and, we believe, provides the best available opportunity to deliver long-term shareholder value. Let me share a few of the reasons why:

     1. This transaction will stabilize Scottish Re and will provide sufficient capital and liquidity to support the Company's near-term requirements as well as fund future growth. Without this liquidity, the Company may not have been able to continue in its current form.

     2. With the Company stabilized, Scottish Re expects to retain existing clients and attract new business, albeit at lower levels until full ratings are restored. Recent rating agency actions and the potential for further downgrades created considerable pressure on clients to terminate business relationships, and was beginning to create unease with certain regulators.

     3. This transaction improves our credit profile, diversifies our sources of funding and provides the best opportunity for rating increases in the near term. We anticipate that upon closing, the company will be able to engage in business that it would otherwise be unable to write due to rating and


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          capital constraints. In fact, we are confident that we will emerge more competitive than at any time in the Company's history.

     4. As controlling members of the Board, MassMutual Capital and Cerberus can bring substantial value to the Company through their input and guidance by leveraging their recognized insurance, operational and investment expertise.

     5. This transaction allows us to retain one of our most valuable assets - our employees.

6. The equity investment allows management to refocus its attention on our life reinsurance business.



So what's next?


Turning to Page 9. From a business strategy perspective, the Company's primary objective will be to reconfirm its status as a profitable provider of life reinsurance solutions and services. We intend to restore market confidence by maintaining a conservative credit profile and upon closing, will be working with the various rating agencies for acknowledgement of this profile. We believe that the best opportunity to maximize shareholder value is to allow management to focus on day-to-day operations and winning new treaties, including the continued strengthening of enterprise risk management systems, IT infrastructure, and, where warranted, additional management and staff.



Turning to Page 10. In order to complete the transaction announced today, we will require approval by the holders of 66 2/3% of the Company's outstanding ordinary shares entitled to vote at the special meeting. Shareholders will be requested to vote via proxy and proxy voting cards will be distributed together with voting instructions to shareholders within approximately 45 days. In addition,


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the transaction will be subject to customary closing conditions, including regulatory approvals. We expect the transaction to close as early as the second quarter of 2007.



Many of you may also be wondering about changes to management. This, of course, will be a decision for the new Board and our management team looks forward to working with the board going forward.



Dean will now provide you an update on the bank credit facility and repayment of the convertible notes.



Dean Miller:
-----------

In order to ensure that Scottish Re Group Limited will be able to repay the 4.5% Senior Convertible Notes on December 6, 2006, we have been aggressively reducing the balance of outstanding letters of credit in order to terminate our bank credit facility. We have also been negotiating alternative ways of eliminating the restriction on our ability to upstream funds from Scottish Annuity & Life Insurance Company (Cayman) Ltd. to Scottish Re Group Limited, should there be a delay in getting the bank credit facility terminated. Outstanding letters of credit at the close of business on November 24, 2006, were approximately $4.2 million, down from $25.3 million as of November 8, 2006 when we filed our Form 10Q for the third quarter ended September 30, 2006. We anticipate that another $3.0 million of letters of credit will be terminated by the close of business on Tuesday, November 28, 2006, leaving a balance of $1.2 million accounted for by two letters of credit. We are actively working on canceling these remaining two letters of credit. To provide full assurance that we will remove any restriction


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on our ability to repay the 4.5% Senior Convertible Notes, we have received a commitment letter from a large financial institution to issue a back-up letter of credit to the bank syndicate group in an amount sufficient to cover any outstanding letter of credit balance up to $5 million. We have also entered into an agreement, dated November 21, 2006, with the bank syndicate group, which stipulates that upon the receipt of the back-up letter of credit, the bank will enter into an amendment of the bank credit facility agreement consenting to a dividend by Scottish Annuity & Life Insurance Company (Cayman) Ltd. to Scottish Re Group Limited in an amount not to exceed $115 million for the purpose of permitting the repayment of the 4.5% Senior Convertible Notes.

We are in the process of finalizing this back-up letter of credit and anticipate completing it later this week. We also anticipate completing in the near future the necessary steps required to cancel the remaining two letters of credit, which will allow us to terminate the bank credit facility agreement. While the termination of the bank credit facility agreement is likely to occur prior to December 6, 2006, we are having the back-up letter of credit issued as additional comfort that we will be able to pay the 4.5% Senior Convertible Notes on December 6, 2006.


Paul, back to you for concluding remarks.





Paul Goldean:
------------




Thank you for joining this morning. We hope you have found this helpful and we look forward to getting you additional details regarding the transaction out with the Proxies shortly. All of us at Scottish Re are anxious to again focus our full energy on the business of life reinsurance and creating long term value for our shareholders and other stakeholders. We believe the announcement today of


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the equity investment by MassMutual and Cerberus allows us to accomplish that objective. We look forward to working with our New Investors and new board in the months and years to come.


Thank you.







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